Exhibit 10.2

POST-RETIREMENT CONSULTING AGREEMENT

between

Lockheed Martin Corporation

and

John C. McCarthy

This Post-Retirement Consulting Agreement (this “Agreement”) is made and entered into effective as of July 1, 2011 by and between the parties (the “Parties”) Lockheed Martin Corporation, a Maryland corporation, located at 6801 Rockledge Drive, Bethesda, MD 20817 (the “Corporation”), and John C. McCarthy, 10020 New London Dr., Potomac, MD 20854 (the “Consultant”).

WHEREAS, the Consultant’s employment by the Corporation terminated upon his retirement effective June 30, 2011; and

WHEREAS, the Corporation desires to secure the services of the Consultant in the role of liason and representative of the Corporation to the board of directors of Ascent Flight Training (Holdings) Ltd. (“Ascent”), a joint venture between the Corporation and Babcock International Group PLC, which provides the United Kingdom Military Flying Training System (UKMFTS) to the United Kingdom Ministry of Defense (“MoD”), and AWE Management Limited (“AWE”), a joint venture between the Corporation, Serco Holdings Limited, and JEG Acquisition Company Limited, an affiliate of Jacobs Engineering Group Inc., which provides management services to the MoD Atomic Weapons Establishment; and

WHEREAS, the Corporation also desires to secure the services of Consultant on other matters regarding the Corporation’s operations (or those of its subsidiaries), and Consultant is willing to consult with the Corporation to provide this assistance.

NOW THEREFORE, in consideration of the promises and mutual obligations set forth in this Agreement, the Corporation and the Consultant agree as follows:

1. PERIOD OF PERFORMANCE

The period of performance under this Agreement will commence on July 5, 2011, and, unless terminated earlier pursuant to the provisions of Section 20 of this Agreement, will terminate on June 30, 2012. This Agreement will not be renewed by its own terms and any further rendition of services by the Consultant beyond June 30, 2012, will require the execution of a new Post- Retirement Consulting Agreement.

2. DUTIES OF THE CONSULTANT

For the term of this Agreement, the Consultant will provide services to the Corporation, or its subsidiaries, under the supervision of Bruce Tanner, Chief Financial Officer of the Corporation, as liaison and designated representative of the Corporation to the board of directors of Ascent and AWE, and on such other matters as may be specifically assigned (the “Services”). These Services will be provided on an “as needed”, “on call” basis and will include attending the regularly scheduled board meetings, and such special meetings as may be called from time-to-time of Ascent and AWE. The Consultant will also provide consulting services on matters related to the Corporation’s operations, also on an “as needed”, “on call” basis.

3. COMPENSATION FOR SERVICES

A.	The Corporation fully intends to treat the Consultant as having separated from service with the Corporation within the meaning of Internal Revenue Code Section 409A(a)(2)(A)(i). Consequently, during the period of performance, the level of service provided by the Consultant may not exceed twenty percent (20%) of the average level of service provided to the Corporation by the Consultant during the three (3) full calendar years immediately preceding February 1, 2011. The Consultant acknowledges that exceeding this limitation on the number of hours that may be worked may result in the Consultant being deemed not to have separated from service with the Corporation. If this occurs, it may trigger early inclusion in income of all amounts deferred by the Consultant under the Corporation’s nonqualified deferred compensation plans, as well as, a twenty percent (20%) penalty tax and an interest-rate-based tax on these amounts, in addition to those taxes that would ordinarily be due on the receipt of such amounts.

B.

The Corporation agrees to pay the Consultant, as compensation for the consulting Services, a flat hourly fee of $320.00. Payments are due and payable monthly in arrears, with payment to be made by check mailed to the address specified by the Consultant in Section 21 no later than the 15th day of the month.

C.

The Corporation agrees to (i) provide the Consultant with assistance in preparing any tax returns or forms that may be required to be filed in the United Kingdom (U.K.) or United States of America (U.S.) as a result of the Consultant’s services under this Agreement (and may arrange for an outside vendor to provide that assistance), or (ii) reimburse the Consultant for the reasonable cost of having such returns or forms prepared and filed. The Corporation, or one of its designated wholly-owned subsidiaries, will withhold and report U.K. taxes in accordance with the requirements of U.K. tax law for the portion of the services performed under this agreement which are attributable to the Consultant’s role as a director of AWE or Ascent (the “U.K. Director Activities”). Because the Consultant is not an employee of the Corporation, the Corporation will not withhold or deduct from the compensation due to the Consultant, any amounts for any U.S. federal, state, or local payroll or income taxes. The payment of taxes shall be the sole responsibility of the Consultant, and consultant agrees to file any required tax returns. At the end of the calendar year, the Corporation will issue to the Consultant an IRS Form 1099-MISC with respect to the compensation paid under this Agreement. Consultant agrees to cooperate with the Corporation, as requested, by furnishing documentation, including a certificate of coverage and other forms or paperwork from the U.S. Social Security Administration, or evidence of the payment of U.S. self-employment taxes, to enable the Corporation to establish an exemption from withholding any applicable U.K. social taxes or to assist with the preparation of any tax returns or forms that may be required. The Corporation agrees to provide tax equalization payments, as necessary, to reimburse the Consultant for any incremental taxes paid in the U.K. associated with the consulting services performed under this Agreement, net of any associated U.S. tax credits or deductions.

4. AGREEMENT MONITOR

The Consultant’s primary contact with Corporation is Bruce Tanner, Executive Vice President and Chief Financial Officer (the “Agreement Monitor”). The Corporation may change the Agreement Monitor at any time by providing notice to the Consultant pursuant to the provisions of Section 21.

5. REIMBURSEMENT OF EXPENSES AND INVOICES

A.	The Corporation shall reimburse the Consultant for the reasonable expenses of travel required to provide the Services hereunder where such expenses are incurred by the Consultant, following prior approval by the Agreement Monitor of the trip in question. The Consultant may bill the time spent traveling to and from board meetings, or other business meetings in performing the Services, at the hourly rate specified in Section 3.B., based on the actual time spent traveling to our from meetings, except that the aggregate amount of time billed for travel shall not exceed 8 hours per day. For the purposes of this Agreement, the expenses of travel, including air or rail fare, mileage for use of the Consultant’s personal automobile, tolls, parking, taxis, long distance telephone and/or Internet access fees, lodging, meals, and incidental expenses will be considered reasonable only to the extent that they do not exceed (i) the business class fare for international air and rail travel, and (ii) reasonable and actual expenses as set forth in the Corporation’s travel policy. In addition, the Corporation shall provide the Consultant with the use of a laptop computer and Blackberry phone and data messaging service to perform the consulting services during the term of this Agreement.

B.	Entertainment expenses and any other expenses not included in the preceding Section 5.A. will be reimbursed only when such expenses are specifically approved in writing by the Agreement Monitor on an item-by-item basis prior to being incurred. It is not anticipated that the Services to be performed by the Consultant will involve any entertainment activities and, without regard to the reimbursement of expenses, the Consultant may not entertain or have direct contact, on behalf of the Corporation or in performance of this Agreement, with any of the Corporation’s customers, including, but not limited to, any military and government employees or officials, any Members of Congress, Congressional staff, or employees of Congress, without the express prior written approval of the Agreement Monitor. Incidental contact with a customer in the ordinary course of serving as member of the board of AWE or Ascent without the prior written approval of the Agreement Monitor shall not be deemed to violate the foregoing provision restricting direct contact, but this exception shall not apply to entertainment. In addition, the Consultant may not give anything of value to any military or government officials or employees, any Members of Congress, Congressional staff, employees of Congress, or comparable positions with the U.K. Parliament.

C.	The Consultant must submit monthly invoices, describing in reasonable detail the Services performed in a manner which clearly delineates U.K. Director Activities from general consulting services performed, the number of days on which Services were performed, the amount of time required, and any related expenses incurred. Subject to the limitations set forth in this Agreement, the Corporation shall reimburse the Consultant for reasonable expenses incurred in connection with Services performed, within thirty (30) days following receipt and approval of an invoice that complies with the requirements of this Agreement. The Consultant must submit all invoices pertaining to expenses incurred during the 2011 calendar year before February 5, 2012, and all expenses incurred during the 2012 calendar year before February 5, 2013. In no event will the Corporation pay invoices pertaining to expenses incurred during the 2011 or 2012 calendar years after March 15 of the respective following year.

D.	The Consultant must attach to invoices submitted to the Corporation for payment all receipts and explanations for any expenditures in excess of $75.00. If original receipts are not furnished, the reimbursement made to the Consultant may be subject to federal, state, and local taxes, which the Corporation may then be required to report on Form 1099-MISC.

E.	With each invoice, the Consultant must submit a Consultant Activity Report in a format which provides an itemized account of the Services rendered, delineating director activities from general consulting services, the date of service, and if business travel was incurred in rendering the Services, the geographic location.

F.	Each invoice submitted must also contain the following statement: “Submission of this invoice certifies compliance with the terms and conditions of the Post-Retirement Consulting Agreement under which this invoice is submitted and certifies compliance with all laws, regulations, and Lockheed Martin policies and procedures and standards of conduct referenced therein.”

G.	Invoices and required supporting documentation must be submitted to:

Lockheed Martin Corporation

Enterprise Operations

Attn: Al Miller

6801 Rockledge Drive

Bethesda, MD 20817

H.	Invoices not in compliance with the requirements of this section will be returned to the Consultant for correction and resubmission.

6. INDEPENDENT CONTRACTOR RELATIONSHIP

A.	Neither this Agreement nor the Consultant’s performance hereunder constitutes or creates an employee/employer relationship. The Parties understand and agree that Consultant is not an employee of the Corporation. The Consultant will render Services hereunder as an independent contractor and not as an employee, agent, partner, or joint venturer of the Corporation or any of its affiliates or related entities. This Agreement does not require the Consultant’s services on a full-time basis. The Consultant is not eligible for any benefits applicable to active employees of the Corporation. The Consultant is and must act solely as an independent contractor and not as an employee or agent of the Corporation. The Consultant’s authority is limited to providing the consulting Services described above and the Consultant has no authority, nor may he make any attempt, without the express written consent of the Agreement Monitor, to incur any obligation or liability, or make any commitments on behalf of the Corporation.

B.	The Consultant is an independent contractor under this Agreement and no provision of, or action taken under, this Agreement will entitle the Consultant to any rights under any of the Corporation’s compensation, employee benefit and welfare plans, programs, or practices. Neither will any provision of, or action taken under, this Agreement affect in any way the Consultant’s rights or obligations under any of the Corporation’s compensation, employee benefit and welfare plans, programs, or practices as these exist by virtue of his preretirement service as an employee of the Corporation. The Consultant and the Corporation agree that the Consultant will render Services according to the Consultant’s own methods and is subject to the Corporation’s control only with regard to the Consultant’s final product or result. The Corporation will not exercise direct control or supervision over the means the Consultant uses to provide Services pursuant to this Agreement.

7. INDEMNIFICATION

A.	The Corporation shall indemnify and hold harmless the Consultant who by reason of Consultant’s provision of Services under this Agreement, including service as a member of the board of directors of Ascent or AWE, was, is or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative, or investigative. Such indemnification shall be against all liability and loss suffered and expenses (including, but not limited to, reasonable attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred by Consultant in connection with such proceeding; provided, however, that The Corporation shall not be required to indemnify Consultant:

i.	In connection with an action, suit or proceeding initiated by Consultant unless the action, suit or proceeding was authorized by the Corporation in advance in writing; or

ii.	If the act or omission of Consultant was material to the matter giving rise to the proceeding; and

1.	Was committed in bad faith; or

2.	Was the result of active or deliberate dishonesty; or

iii.	If Consultant actually received an improper personal benefit in money, property, or services; or

iv.	If, in the case of any criminal proceeding, Consultant had reasonable cause to believe that the act or omission was unlawful.

B.	To obtain indemnification, promptly after receipt by Consultant of notice of the commencement of any action, suit or proceeding, Consultant shall submit to The Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Consultant and is reasonably necessary to determine whether and to what extent Consultant is entitled to indemnification. The failure of Consultant to promptly notify the Corporation of the commencement of the action, suit or proceeding, or Consultant’s request for indemnification, shall not relieve the Corporation from any liability that it may have to Consultant hereunder, except to the extent the Corporation is prejudiced in its defense of such action, suit or proceeding as a result of such failure.

C.	In the event the Corporation shall be obligated to indemnify Consultant with respect to an action, suit or proceeding, as provided in this Agreement, the Corporation shall be entitled to assume the defense of such action, suit or proceeding; provided, however, that Consultant shall have the right to assume his or her own such defense and to employ Consultant’s own counsel in such action, suit or proceeding if the Corporation has not employed counsel or assumed the defense of such action, suit or proceeding. The reasonable fees and expenses of counsel employed by Consultant in such circumstances shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement.

D.	The Corporation, Ascent or AWE may obtain insurance on behalf of themselves or the Consultant against any liability asserted against, and incurred by, Consultant or on Consultant’s behalf in any such capacity, or arising out of Consultant’s status as a director of Ascent or AWE, respectively, whether or not the Corporation would have the power to indemnify Consultant against such liability under the provisions of this Agreement. In the event of any payment by the Corporation, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Consultant with respect to any insurance policy, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Consultant in connection with such subrogation.

E.

Ascent or AWE may indemnify the Consultant against any liability asserted against, and incurred by, Consultant or on Consultant’s behalf in any such capacity, or arising out of Consultant’s status as a director of Ascent or AWE, respectively, whether or not the Corporation would have the power to indemnify Consultant against such liability under the provisions of this Agreement. In the event of any payment by the Corporation, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Consultant with respect to any claim for indemnification against Ascent or AWE, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights in accordance with the terms of such indemnification claim or right. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Consultant in connection with such subrogation.

F.	The Corporation shall not be liable to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, excise taxes or penalties, and amounts paid in settlement) if and to the extent that Consultant has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement, indemnification right or provision, or otherwise.

G.	The Corporation shall have no obligation to indemnify Consultant for amounts paid in settlement of any action, suit or proceeding without the Corporation’s prior written consent to enter into the settlement, which consent shall not be unreasonably withheld. Neither the Corporation nor the Consultant shall settle any action, suit or proceeding in any manner that would impose any fine or other obligation on the other or admission of guilt on the part of the other without other’s prior written consent, which consent shall not be unreasonably withheld.

H.	The Consultant shall disclose to the Executive Vice President and Chief Financial Officer of the Corporation and to other members of the board of directors of Ascent or AWE any circumstance involving a matter before the board of directors of Ascent or AWE, as applicable, in which the Consultant may have a direct or indirect financial or other interest or any other circumstance that may create a conflict of interest, that may create the appearance of a conflict of interest, or that may in any way affect the exercise of the Consultant’s impartial judgment in the performance of his or her role as a member of the board of directors of Ascent or AWE, as applicable. With respect to Services other than U.K. Director Activities, the Consultant shall provide such disclosure to the Executive Vice President and Chief Financial Officer of the Corporation.

I.	The Consultant agrees to defend, indemnify, and hold the Corporation harmless on a dollar-for-dollar basis from and against all losses, damages, reasonably foreseeable consequential damages, liabilities, claims, demands, obligations, deficiencies, payments, taxes, fines, penalties, judgments, settlements, costs, and expenses of any nature whatsoever (including, without limitation, the costs and expenses of all investigations, actions, proceedings, demands, federal, state, and local government-imposed suspensions and debarments, assessments, judgments, settlements, and compromises relating thereto, and reasonable attorneys’ and all other fees in connection therewith) resulting from, arising out of, or due directly or indirectly to the Consultant’s violation of any foreign, federal, state, or local law in the course of performing the Services.

8. COOPERATION IN LITIGATION AND INVESTIGATIONS

During the term of this Agreement and thereafter, Consultant agrees, to the extent reasonably requested, to cooperate with the Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of Consultant’s prior employment with the Corporation or Services under this Agreement, Consultant reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Consultant’s efforts and time spent in satisfaction of Consultant’s obligation to cooperate will be without charge to the Corporation and will not be considered time worked under this Agreement, except that, in accordance with Sections 3 and 5, the Corporation will reimburse Consultant for any-out-of-pocket expenses incurred in connection with cooperating with the Corporation in any litigation or investigation. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect Consultant’s obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in legal proceedings.

9. NONDISCLOSURE OF PROPRIETARY OR CONFIDENTIAL INFORMATION

A.	The Consultant agrees not to disclose to others, either during or subsequent to the term of this Agreement, any information, knowledge, or data belonging or entrusted to the Corporation that the Consultant receives, or has access to, or which is otherwise disclosed to the Consultant, including proprietary or confidential information of the Corporation or of others having come into the Corporation’s or the Consultant’s possession, custody, or knowledge, in the course of performing Services under this Agreement that has independent economic value as a result of its not being generally known to the public and is the subject of reasonable means to preserve the confidentiality of the information. Such proprietary or confidential information, whether written or otherwise, includes, but is not limited to, information regarding the Corporation’s personnel, proceedings of the Board of Directors or its committees, earnings, expenses, analyses, compilations, forecasts, studies, business plans, marketing information, cost estimates, bid and proposal data, financial data, information relating to the operations and requirements of the Corporation’s customers and prospective customers, trade secrets, formulae, compositions, products, processes, inventions, systems, or designs (“Proprietary or Confidential Information”). Proprietary or Confidential Information also includes all materials prepared by the Consultant that contain or reflect any such information. For the purposes of this Agreement, the term “information” includes documents, video and audio materials, oral transmissions, electronic data, and any other method or means by which information may be conveyed. The Consultant acknowledges and agrees that he has a continuing obligation not to use or disclose Proprietary or Confidential Information that survives the termination of this Agreement.

B.	The Consultant agrees that Proprietary or Confidential Information must be used solely for the purpose of performing the Services required under this Agreement and further agrees that, except as may strictly be required by the Consultant’s obligations under this Agreement, the Consultant shall not reproduce, nor allow any third party to use or reproduce, any Proprietary or Confidential Information or any documents or other material containing Proprietary or Confidential Information.

C.	Proprietary or Confidential Information is and shall remain the property of the Corporation. Upon expiration or termination of this Agreement, or upon request of the Corporation, the Consultant must promptly (and in all events within seven (7) days) return to the Corporation all Proprietary or Confidential Information. The return of Proprietary or Confidential Information must be effected in accordance with any specific instructions issued by the Corporation to the Consultant.

D.	The Corporation and the Consultant agree that unauthorized disclosure and/or use of Proprietary or Confidential Information would be harmful to the Corporation and that the Corporation may enforce the provisions of this Section 9 through an injunction without proof of damage.

E.	This Section 9 does not supersede any other agreements entered into by the Consultant with the Corporation pertaining to the use and treatment of confidential information, and any such agreements remain in full force and effect according to their terms.

10. ACCESS TO CLASSIFIED INFORMATION

Performance of this Agreement shall require access to classified information at the top secret level involving U.S. or U.K. national security. The Consultant must furnish the Corporation with all data required to obtain or verify personal security clearance with regard to access to classified information. Under no circumstances may the Consultant perform Services involving access to classified information until the Consultant’s security clearance has been obtained or verified by the Corporation.

11. GOVERNMENT AND COMPETITOR DATA AND INFORMATION

The Consultant agrees that he will not solicit, attempt to obtain, or receive any information (i) that is unclassified, security-classified, or procurement-sensitive, directly or indirectly, from the U.S. Government, U.K. Government, or any other source, except in strict accordance with all laws and regulations and the Corporation’s policies and procedures; or (ii) where there is reason to believe that such information cannot lawfully be in the Corporation’s possession. The same prohibitions apply to information of another entity that is confidential, proprietary, or competitive information.

12. INTELLECTUAL PROPERTY

A.

The Consultant agrees that all work product created by the Consultant in performing Services under this Agreement is “work for hire” and is the exclusive property of the Corporation. Without limiting the foregoing, the Corporation shall be the owner of each and every invention, technology, discovery, design, work of authorship, mask works, technical information, computer software (source code, object code, and listings), business information, patent, or improvement relating to the field of effort covered by the Services, conceived, developed, or otherwise generated by the Consultant during performance of this Agreement (the “Intellectual Property”) and agrees to assign, convey, and transfer the Intellectual Property to the Corporation without limitation and without requirement for further consideration. The Consultant hereby assigns and agrees to assign all right, title, and interest in the foregoing to the Corporation, including, without limitation, all copyrights, patent rights, and other intellectual property rights therein and further agrees to execute promptly all documentation necessary to perfect title therein in the Corporation. To the extent the Consultant has property rights that are incorporated in or necessary to the use of the Intellectual Property, the Consultant grants the Corporation a royalty-free, irrevocable, worldwide, non-exclusive license to use, disclose, reproduce, modify, license, and distribute such Intellectual Property.

B.	The Consultant agrees that he will maintain and disclose to the Corporation written records of, and otherwise provide the Corporation, with full access to the subject matter covered by this Agreement and that all such subject matter will be deemed Proprietary or Confidential Information of the Corporation and subject to the protections of Section 9 of this Agreement. The Consultant agrees to assist the Corporation, at its request and expense, in every reasonable way, in obtaining, maintaining, and enforcing patent and other intellectual property protection of the subject matter covered by this Section 12.

C.	The Consultant warrants that the Services performed and delivered under this Agreement will not infringe or otherwise violate the intellectual property rights of any third party in the United States or any foreign country. The Consultant agrees to defend, indemnify, and hold harmless the Corporation and its customers from and against any claims, damages, losses, costs, and expenses, including reasonable attorney’s fees, arising out of any action by a third party that is based upon a claim that the Services performed or delivered under this Agreement infringe or otherwise violate the intellectual property rights of any person or entity.

13. RELEASE OF INFORMATION

Except as required by law, no public release of any information, or confirmation or denial of same, with respect to this Agreement or the subject matter hereof, will be made by the Consultant without the prior written approval of the Corporation.

14. CERTIFICATIONS, UNDERTAKINGS, AND REPRESENTATIONS

A.	The Consultant represents and agrees that, in performing this Agreement, he will comply with all applicable federal, state, and local laws and with the terms and conditions of all certifications and forms in rendering Services to the Corporation and will, at all times, conduct himself in good faith, in accordance with the highest ethical standards and in accordance with the Corporation’s policies and procedures then in effect.

B.	When requested to do so by the Corporation, the Consultant agrees to provide supporting information and to execute certifications as may be required to permit the Corporation to comply fully with applicable government regulations.

C.

Failure or refusal to furnish in a timely manner any required certificate or disclosure upon request from either the Corporation or a government procurement authority will be the basis for immediate termination of this Agreement. The Consultant further agrees that, with regard to all certifications contained herein or executed as part of this Agreement, the Consultant will notify the Corporation promptly of any change in the Consultant’s status. Failure to provide prompt notice will constitute cause for immediate termination of this Agreement.

D.	Compliance with contracting restrictions:

(i)	The Consultant certifies that he is familiar with and shall comply with all federal laws and regulations relating to federal conflict of interest concerns.

(ii)	The Consultant certifies that he has not, and shall not engage in any activity which presents a conflict of interest in the line of his relationship with the Corporation.

(iii)	The Consultant further certifies that, to the best of his knowledge and belief, he is not prohibited by law from performing Services contracted for under this Agreement.

E.	The Consultant hereby acknowledges receipt of a copy of the Corporation’s Code of Ethics and Business Conduct, “Setting the Standard” (the “Code”), attached hereto as Exhibit B, and represents and agrees that he will fully comply with the Code and with all amendments or modifications thereto that are provided to the Consultant during the term of this Agreement. The Consultant further understands that each employee, agent, consultant, or representative of the Corporation is responsible for knowing and adhering to the principles and standards of the Code.

F.	Compliance with lobbying prohibitions:

(i)	The Consultant represents and agrees that he will comply with 31 U.S. Code § 1352 and implementing regulations contained in the Federal Acquisition Regulations (“FAR”) which prohibit use of federal-appropriated funds to influence or attempt to influence any federal actions. The Consultant represents and agrees that he will not engage in any efforts on the Corporation’s behalf, or in connection with performing Services under this Agreement, to influence or attempt to influence agency or congressional personnel with respect to federal action (as these terms are defined by Section 1352 and its implementing regulations).

(ii)	The Consultant represents and agrees that he will not engage in any effort on behalf of the Corporation or in connection with performing Services under this Agreement, to lobby (i.e., to influence or attempt to influence) Congress, any federal agency, any Member of Congress, any federal officer, or any federal agency employee or employee of a Member of Congress, unless such activity is expressly directed or approved in advance by the Agreement Monitor in writing.

15. GRATUITIES/KICKBACKS

No gratuities (in the form of entertainment, gifts, or otherwise) or kickbacks may be offered or given by the Consultant to any employee of the Corporation with a view toward securing favorable treatment as a contractor.

16. PERSONAL PERFORMANCE REQUIREMENT

The Consultant must personally perform the consulting Services described and may not assign to any third party the performance obligation or any rights to compensation or benefits accruing to the Consultant under this Agreement.

17. NON-SOLICITATION AND NON-COMPETITION

A.	The Consultant represents and agrees that, prior to June 30, 2012, he will not, without the prior written consent of the Agreement Monitor, directly or indirectly, solicit or attempt to solicit for employment on the Consultant’s own account or for or on behalf of any corporation, partnership, limited liability corporation, venture, or other business entity (whether or not for profit) (“Business”) any person who, on the date of execution of this Agreement or within 12 months prior to that date, was employed by or otherwise engaged to perform services for the Corporation, where such individual has a base salary of at least Eighty-Five Thousand Dollars ($85,000) per year.

B.	The Consultant represents and agrees that, prior to June 30, 2012, he will not, without the prior written consent of the Agreement Monitor, directly or indirectly, engage, as a director, officer, employee, owner, partner, member, consultant, agent, independent contractor, joint venturer, lender, guarantor, investor, or in any other capacity, in any Business that substantially and directly competes with the Corporation, including, but not limited to, BAE Systems, The Boeing Company, General Dynamics Corporation, L3 Communications Holdings, Inc., Northrop Grumman Corporation, or Raytheon Corporation.

C.	Notwithstanding the foregoing, the Consultant may perform services for any Business that has a business segment that does not compete in more than a de minimis way with the Corporation; provided that, the Consultant performs services solely for that non-competing business segment and; provided further that, prior to beginning such services, the Consultant notifies the Agreement Monitor in writing of the nature of such services in sufficient detail to allow the Agreement Monitor to form a reasonable opinion as to whether such services are in compliance with this Agreement. In addition, the foregoing shall not prohibit (i) equity investments by the Consultant in publicly-traded Businesses where the Consultant owns less than five percent (5%) of the outstanding equity and does not actively participate in the Business in which such investment is made; or (ii) an equity investment made through a broad-based mutual fund.

D.

The Consultant acknowledges that, during the course of his previous employment with the Corporation, he received or had access to Proprietary or Confidential Information and that it is contemplated that he will receive or have access to Proprietary or Confidential

Information in his capacity as a consultant and, accordingly, he is willing to make the representations and enter into the covenants contained in this Section 17 which he agrees (i) are reasonable, fair, and equitable in scope, terms, and duration, (ii) are necessary to protect the future operations, profitability, and other legitimate business interests of the Corporation, and (iii) will not prevent the Consultant from earning a livelihood. The Consultant further covenants that he will not challenge the enforceability of this Section 17, nor will he raise any equitable defense to its enforcement and that adequate consideration has been received by the Consultant for such obligations. If, however, for any reason any court determines that the restrictions in this Section 17 are not reasonable, the consideration is inadequate, or the Consultant has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified, or rewritten to include as much of the scope, terms, and duration as will render such restrictions valid and enforceable.

E.	The provisions of this Section 17 survive until June 30, 2012, without regard to the earlier termination of this Agreement.

18. RECORDS AND AUDIT

The Consultant agrees to retain for a period of three (3) years from final payment hereunder, books, records, documents, and other evidence pertaining to the costs and expenses of this Agreement (collectively called the “records”) to the extent and in such detail as shall properly reflect all net costs, direct and indirect, of labor, materials, equipment, supplies, and services, and other costs and expenses of whatever nature for which payment is claimed under the provisions of this Agreement. The Consultant agrees to make available at the offices of the Corporation, upon reasonable notice and at reasonable times during such retention period, any of the records for inspection, audit, or reproduction by any representative authorized by the Corporation. The term “records” also includes work product, trip reports (indicating persons visited and subjects discussed), minutes of meetings, collateral memoranda, and related documents.

19. ASSIGNMENT

Neither this Agreement nor any interest herein is assignable by the Consultant. The Corporation may assign this Agreement and its rights and obligations hereunder to any subsidiary, affiliate, or successor in interest.

20. TERMINATION

A.	Neither the Corporation nor the Consultant may unilaterally terminate this Agreement without cause, except as described in Sections 14.C. and 20.B. The Corporation and the Consultant may terminate this Agreement by mutual agreement; provided that, the termination is in writing and is signed by each. In the event of mutual termination, the Corporation’s obligations are limited to the payment of compensation due, up to and including the termination date, and the payment of otherwise reimbursable expenses incurred by the Consultant, up to and including the termination date, and claims for indemnification pursuant to Section 7 for events indemnifiable under that provision prior to the termination date. Any reports in progress at the time of termination must be submitted by the Consultant to the Corporation at no additional fee.

B.	This Agreement will terminate for cause immediately if the Consultant breaches any provision of this Agreement in any material respect.

C.	If this Agreement is terminated prior to June 30, 2012, other than by mutual agreement, all compensation payments then due and any right to future compensation will be forfeited by the Consultant. The Corporation’s sole obligation to the Consultant will be the payment of otherwise reimbursable expenses incurred by the Consultant, up to and including the termination date, and claims for indemnification pursuant to Section 7 for events indemnifiable under that provision prior to the termination date.

21. NOTICES

Any notices to be furnished under this Agreement will be sufficient if in writing and (i) hand-delivered, (ii) sent by certified or registered mail, (iii) by express courier, or (iv) by E-mail, if each party separately designates an E-mail address for use in delivering notices and notice also is contemporaneously sent by one of the other methods of delivery, addressed as follows:

If to the Corporation:

Lockheed Martin Corporation

Attn: Bruce L. Tanner

Executive Vice President and Chief Financial Officer

6801 Rock1edge Drive

Bethesda, MD 20817

With copy to:

Lockheed Martin Corporation

Attn: Maryanne Lavan

Senior Vice President & General Counsel

6801 Rock1edge Drive

Bethesda, MD 20817

If to the Consultant:

John C. McCarthy

10020 New London Dr.

Potomac, MD 20854

The Corporation or the Consultant may at any time change the address to which notices to it, or him, as the case may be, are to be given by notice to the other.

22. AMENDMENTS; ENTIRE AGREEMENT; AND COUNTERPARTS

Only the Agreement Monitor has the authority to make changes in or amendments to this Agreement on behalf of the Corporation and to effect deviations (by way of addition or deletion) from the Services. Changes or amendments to this Agreement will have no effect, unless they are in writing and signed by the Agreement Monitor and the Consultant. This Agreement constitutes the entire agreement and supercedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

23. AGREEMENT AND CHOICE OF LAW

This Agreement together with all amendments, if any: (a) shall be construed and governed in accordance with the laws of the State of Maryland, without regard to its conflict of laws provisions; and (b) constitutes the entire understanding and agreement of the Corporation and the Consultant concerning its subject matter; and (c) supersedes all prior written or oral understandings of the Parties (including predecessors or assigns) concerning its subject matter.

24. WAIVER

The failure of the Corporation in any one or more instances to insist upon performance of any of the provisions of this Agreement shall not be construed as a waiver of such provisions with regard to future performance.

25. REMEDIES

The rights and remedies provided herein are cumulative and in addition to any other rights and remedies provided at law or in equity.

26. HEADINGS

The headings of the Sections of this Agreement are for convenience only and are to have no substantive or interpretive effect.

27. SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, such invalidity will not affect any other provisions or applications of this Agreement which may be given effect without the invalid provisions or application and, to this end, the provisions of this Agreement are severable.

28. ORDER OF PRECEDENCE

The exhibits to this Agreement are incorporated by reference herein and made a part hereof for all purposes, as fully set forth herein. In the event of any conflict, the controlling document shall be determined by the following order of precedence:

•	This Agreement; and

•	Exhibit B: Lockheed Martin Code of Ethics and Business Conduct, “Setting the Standard”.

IN WITNESS WHEREOF, the Corporation and the Consultant execute this Agreement as of July 1, 2011.

Consultant	Lockheed Martin Corporation
/s/ John C. McCarthy	By	/s/ Bruce L. Tanner
John C. McCarthy		Bruce L. Tanner
Executive Vice President and Chief Financial Officer